UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2005

COPANO ENERGY, L.L.C.

(Exact name of registrant as specified in its charter)

Delaware	001-32329	51-0411678
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2727 Allen Parkway, Suite 1200 Houston, Texas		77019
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, including Area Code: (713) 621-9547

Not Applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Membership Interest Purchase Agreement

On June 20, 2005, Copano Energy, L.L.C. (“Copano”) announced that it has entered into a definitive Membership Interest Purchase Agreement (the “Acquisition Agreement”) to acquire Tulsa-based ScissorTail Energy, LLC (“ScissorTail”).  Pursuant to the Acquisition Agreement, a newly formed subsidiary of Copano will acquire all of the membership interests in ScissorTail for $500 million in cash, subject to certain closing adjustments (the “Acquisition”).  Copano anticipates the Acquisition will close in the third quarter of 2005, subject to customary closing conditions including regulatory approvals.  There can be no assurance that all of the conditions to closing the Acquisition will be satisfied.  The obligation of Copano to close the Acquisition is not conditioned on the receipt of financing.

Bank of America Commitment Letter

Banc of America Securities LLC and Bank of America, N.A. (collectively, “Bank of America”) provided a commitment letter for financing the transaction including a new $350 million senior revolving credit facility secured by substantially all of Copano’s assets and $170 million in senior unsecured term debt.  The commitment letter for financing the transaction contains a number of closing conditions, and there can be no assurance that such closing conditions will be satisfied.

Class B Unit and Common Unit Purchase Agreement

On June 20, 2005, to partially fund the Acquisition, Copano entered into a Class B Unit and Common Unit Purchase Agreement with institutional investors, whereby it agreed to a $175 million private placement of equity securities to be completed at the closing of the Acquisition.  Institutional investors who have committed to participate in the private placement include Kayne Anderson MLP Investment Company, the Principal Strategies Group of Goldman, Sachs & Co., two funds managed by Tortoise Capital Advisors, LLC, two closed-end funds sub-advised by Fiduciary Asset Management, Alerian Capital Management, LLC, RCH Energy MLP Fund and two funds managed by Strome Investment Management, L.P. The equity securities to be sold in the private placement include approximately $55 million of Copano’s Common Units and approximately $120 million of Class B Units.  The purchase price for the Class B Units and Common Units was based on the ten-day average closing price for Copano’s Common Units ending on June 15, 2005, with the application of a 2% discount for the Common Units and a 4.5% discount for the Class B Units.  The Class B Units represent a new class of equity securities that is entitled to a special quarterly distribution equal to 110% of the distribution received by the Common Units, has no voting rights other than as required by law and is subordinated to the Common Units on dissolution and liquidation. The Class B Units may convert into Common Units if the conversion is approved by a vote of Copano’s unitholders. Copano has agreed to hold a special meeting of its unitholders to consider this proposal as soon as feasible following completion of the Acquisition but no later then 180 days following such completion.

The issuance of the Class B Units and Common Units described above is subject to customary closing conditions, including the closing of the Acquisition, and there can be no assurance that all of the conditions to closing will be satisfied.

On June 20, 2005, Copano issued a press release related to the acquisition and related financings.  A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

On June 20, 2005, to partially fund the Acquisition, Copano entered into a Class B Unit and Common Unit Purchase Agreement with institutional investors, whereby it agreed to a $175 million private placement of equity securities to be completed at the closing of the Acquisition.  The equity securities to be sold in the private placement include approximately $55 million of Copano’s Common Units and approximately $120 million of Class B Units.  The purchase price for the Class B Units and Common Units was based on the ten-day average closing price for Copano’s Common Units ending on June 15, 2005, with the application of a 2% discount for the Common Units and a 4.5% discount for the Class B Units.  The Class B Units and Common Units will be issued and sold in a private transaction exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

The issuance of the Class B Units and Common Units described above is subject to customary closing conditions, including the closing of the Acquisition, and there can be no assurance that all of the conditions to closing will be satisfied.

For additional information about the Class B Unit and Common Unit Purchase Agreement, please read Item 1.01 of this report, which information is incorporated herein by reference.

Item 9.01       Financial Statements and Exhibits.

(c)                               Exhibits.

Exhibit No.	Description

99.1	Press Release issued June 20, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COPANO ENERGY, L.L.C.

Date: June 24, 2005	By:	/s/ Douglas L. Lawing
Name: Douglas L. Lawing
Title: Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued June 20, 2005